Exhibit 23.6

March 9, 2023

Chijet Motor Company, Inc.

Sertus Chambers

Governors Square, Suite #5-204

23 Lime Tree Bay Avenue, P.O. Box 2547

Grand Cayman, KY1-1104, Cayman Islands

RE:	Consent of the People’s Republic of China Counsel

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We act as the PRC counsel to Chijet Motor Company, Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Chijet Inc. (“Chijet”), in connection with (i) the business combination between Chijet and Jupiter Wellness Acquisition Corp. (the “SPAC”), with the Company remaining as the surviving publicly traded entity, and (ii) the registration statement on Form F-4 (as amended, the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”).

We hereby consent to the reference to our name in such Registration Statement.

This Consent is rendered solely to you for the filing on Form F-4 and may not be used for any other purpose. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Jincheng Tongda & Neal Law Firm